Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Fiscal Year 2024 Results
Net Income of $15.3 Million

Albany, N.Y. – July 31, 2024 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for its fourth quarter and fiscal year ended June 30, 2024.

Net income for the three months and fiscal year ended June 30, 2024 was $3.9 million, or $0.16 per basic and diluted share and $15.3 million, or $0.61 per basic and diluted share, respectively, as compared to $4.5 million, or $0.18 per basic and diluted share and $21.9 million, or $0.87 per basic and diluted share for the three months and fiscal year ended June 30, 2023, respectively.

Highlights

●	Net loans receivable of $1.34 billion at June 30, 2024 was up $199.9 million, or 17.5%, from June 30, 2023.
●	Non-performing assets were $9.2 million, or 0.49% of total assets, at June 30, 2024, compared to $17.7 million, or 0.96% of total assets, at June 30, 2023.
●	Deposits of $1.55 billion at June 30, 2024 were up $8.4 million, or 0.5%, from June 30, 2023.
●	Net interest income of $66.5 million for the fiscal year ended June 30, 2024 was up $972,000 or 1.5%, from the prior year.
●	Noninterest income of $16.3 million for the fiscal year ended June 30, 2024 was up $2.2 million or 15.4%, from the prior year.
●	Pioneer purchased 106,386 shares of its common stock during the quarter ended June 30, 2024 at an average price of $9.97 per share under the previously announced stock repurchase program.

Thomas Amell, President and CEO stated, “We are pleased to report that Pioneer’s results for the fiscal year ended June 30, 2024 reflect our consistent focus on developing and deepening customer relationships through our strategy of being “More Than a Bank”.  We experienced positive momentum for the fiscal year with record net interest income and noninterest income, strong loan growth coupled with improved asset quality metrics, growth in our diversified deposit base while prudently managing funding costs, and continued solid growth in our capital position.  We remain optimistic about the path we are on and look forward to advancing our overall strategic direction in the upcoming year.”

Total assets were $1.90 billion at June 30, 2024, primarily consisting of $1.34 billion of net loans receivable, $257.4 million of securities available for sale and $165.2 million of cash and cash equivalents. Deposits totaled $1.55 billion at June 30, 2024, and the deposit base was well diversified across customer segments, consisting of approximately 52% retail, 20% commercial and 28% municipal customer relationships. Estimated uninsured deposits, net of collateralized deposits, represented 14.7% of total deposits at June 30, 2024. Total shareholders’ equity was $296.5 million at June 30, 2024.

Selected highlights at and for the three months and fiscal year ended June 30, 2024 are as follows:

Net Interest Income and Margin

Net interest income increased $984,000, or 6.1%, to $17.2 million for the three months ended June 30, 2024 from $16.2 million for the three months ended June 30, 2023. Net interest income increased $972,000, or 1.5%, to $66.5 million for the fiscal year ended June 30, 2024 from $65.5 million for the fiscal year ended June 30, 2023. The increase in net interest income for the three months ended June 30, 2024 was primarily due to an increase in the average yield on interest-earning assets of 80 basis points and an increase in the average balance of interest-earning assets of $98.6 million, partially offset by an increase in the average cost of interest-bearing liabilities of 112 basis points and an increase in the average balance of interest-bearing liabilities of $126.3 million. The increase in net interest income for the fiscal year ended June 30, 2024 was primarily due to an increase in the average yield on interest-earning assets of 99 basis points, partially offset by a decrease in the average balance of interest-earning assets of $1.9 million, an increase in the average cost of interest-bearing liabilities of 148 basis points and an increase in the average balance of interest-bearing liabilities of $52.1 million. The effect on net interest income of the decrease in the average balance of interest-earning assets for the fiscal year ended June 30, 2024 was offset by the asset allocation shift to fund higher yielding assets.

Interest income increased $4.5 million, or 23.4%, to $23.6 million for the three months ended June 30, 2024, from $19.1 million for the three months ended June 30, 2023. Interest income increased $17.3 million, or 24.3%, to $88.3 million for the fiscal year ended June 30, 2024, from $71.0 million for the fiscal year ended June 30, 2023. The increases in interest income for the three months and fiscal year ended June 30, 2024 were driven by an increase in variable rate loan yields and yields on interest-earning deposits with banks due to the current higher interest rate environment, as well as due to market related increases in interest rates on new loans and an asset allocation shift, using investment securities’ cash flow to fund higher yielding assets.

Interest expense increased $3.5 million to $6.4 million for the three months ended June 30, 2024 from $2.9 million for the three months ended June 30, 2023. Interest expense increased $16.3 million to $21.8 million for the fiscal year ended June 30, 2024 from $5.5 million for the fiscal year ended June 30, 2023. The average cost of interest-bearing liabilities increased by 112 and 148 basis points to 2.27% and 2.01% for the three months and fiscal year ended June 30, 2024, respectively, compared to 1.15% and 0.53% for the three months and fiscal year ended June 30, 2023, respectively. The average cost of interest-bearing liabilities increased for the three months and fiscal year ended June 30, 2024 due primarily to the repricing of certain interest-bearing deposit accounts in response to changes in market interest rates and the higher interest rate environment, as well as a shift in the mix of deposits towards higher cost interest-bearing accounts. We continue to monitor the effects that the higher interest rate environment is having on deposit rates and we anticipate the impact will lead to a continued increase in rates on interest-bearing liabilities and may place downward pressure on our net interest margin over the next quarter.

Net interest margin increased two basis points to 3.93% for the three months ended June 30, 2024, compared to 3.91% for the three months ended June 30, 2023, and increased six basis points to 3.78% for the fiscal year ended June 30, 2024, compared to 3.72% for the fiscal year ended June 30, 2023.

CECL Adoption

Pioneer adopted Accounting Standards Update 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” referred to as the current expected credit losses (CECL) accounting standard, on July 1, 2023. As a result of the day-one CECL adjustment, Pioneer recognized a $2.3 million decrease to the allowance for credit losses, a $1.6 million increase to the reserve for unfunded loan commitments, and a $507,000 increase to retained earnings, net of $180,000 in deferred income taxes, compared to the fiscal year ended June 30, 2023.

Asset Quality and Provision for Credit Losses

Non-performing assets were $9.2 million, or 0.49% of total assets, at June 30, 2024, compared to $17.7 million, or 0.96% of total assets, at June 30, 2023.

The allowance for credit losses on loans was $21.8 million at June 30, 2024 and $22.5 million at June 30, 2023, representing 1.60% and 1.94% of total loans outstanding, respectively.

Net charge-offs were $129,000 and $520,000 for the three months and fiscal year ended June 30, 2024, respectively, compared to net charge-offs of $25,000 and $55,000 for the three months and fiscal year ended June 30, 2023, respectively. Annualized net charge-offs were 0.04% of average loans for both the three months and fiscal year ended June 30, 2024, compared to annualized net charge-offs of 0.01% of average loans for both the three months and fiscal year ended June 30, 2023.

The provision for credit losses was $750,000 and $2.7 million for the three months and fiscal year ended June 30, 2024, respectively, as compared to a provision of $280,000 for the three months ended June 30, 2023 and no provision for the fiscal year ended June 30, 2023. The increase in the provision for credit losses for the three months and fiscal year ended June 30, 2024 was primarily due to growth in the loan portfolio offset in part by improvements in asset quality.

Noninterest Income and Noninterest Expense

Noninterest income of $16.3 million for the fiscal year ended June 30, 2024 increased $2.2 million, or 15.4%, as compared to $14.1 million for the fiscal year ended June 30, 2023. The increase in noninterest income for the fiscal year ended June 30, 2024 was primarily from $6.0 million of income from the previously announced settlement of litigation, and from a $2.3 million increase in insurance and wealth management services income, offset in part by a $5.6 million loss on the sale of securities available for sale as part of a balance sheet repositioning, as well as a $614,000 decrease in bank-owned life insurance income during the current fiscal year ended June 30, 2024 due to recognition of a death benefit in the prior fiscal year ended June 30, 2023. The increase in insurance and wealth management services income was primarily due to the acquisition of Hudson Financial LLC which expanded Pioneer’s wealth management business into the Hudson Valley Region of New York. The loss on sale of securities available for sale was due to the previously announced balance sheet repositioning transaction in which Pioneer sold approximately $74.5 million of lower-yielding available-for-sale securities with an average book yield of approximately 0.83% and weighted average remaining life of 2.2 years. Proceeds from the sale were initially redeployed into interest-earning deposits with banks with an estimated average book yield of 5.40% and ultimately Pioneer reinvested the proceeds into loans and securities available for sale yielding current market rates during the third quarter of the fiscal year ended June 30, 2024.

Noninterest expense of $60.7 million for the fiscal year ended June 30, 2024 increased $8.9 million, or 17.2%, as compared to $51.8 million for the fiscal year ended June 30, 2023.  The increase in noninterest expense for the fiscal year ended June 30, 2024 was primarily due to an increase in professional fees of $6.3 million, as well as an increase in salaries and employee benefits expense of $1.8 million. Professional fees increased due to legal fees and expenses. Salaries and employee benefits expense increased due to compensation expense from annual merit increases, hiring talent to fill open positions, as well as the acquisition of Hudson Financial LLC.

Income Taxes

Income tax expense decreased $114,000 to $1.1 million for the three months ended June 30, 2024 as compared to $1.2 million for the three months ended June 30, 2023 primarily due to a decrease in income before income taxes. Our effective tax rate was 21.9% for the three months ended June 30, 2024 compared to 21.2% for the three months ended June 30, 2023. Income tax expense decreased $1.8 million to $4.1 million for the fiscal year ended June 30, 2024 from $5.9 million for the fiscal year ended June 30, 2023, due to a decrease in income before income taxes. Our effective tax rate was 21.4% for the fiscal year ended June 30, 2024 compared to 21.2% for the fiscal year ended June 30, 2023. The increase in our effective tax rate was primarily due to the decrease in tax-exempt income for the three months and fiscal year ended June 30, 2024 as compared to the prior-year periods.

Balance Sheet Summary

Total assets of $1.90 billion at June 30, 2024 increased $39.2 million, or 2.1%, from $1.86 billion at June 30, 2023. Since June 30, 2023, Pioneer continued to shift the composition of interest-earning assets from securities available for sale to net loans receivable.

Net loans receivable of $1.34 billion at June 30, 2024 increased $199.9 million, or 17.5%, from $1.14 billion at June 30, 2023. The increase in net loans receivable was primarily a result of growth in the residential mortgage loan portfolio which increased by $170.6 million.  Commercial construction loans increased by $25.7 million, commercial and industrial loans increased by $3.9 million and home equity loans and lines of credit increased by $7.3 million. These increases were partially offset by a decrease in commercial real estate loans of $5.0 million and consumer loans of $3.3 million.

Securities available for sale of $257.4 million at June 30, 2024 decreased $174.3 million, or 40.4%, from $431.7 million at June 30, 2023. The decrease was primarily due to maturities of $143.5 million and sales of $74.5 million, offset in part by purchases of U.S. Government and agency obligations and municipal obligations of $32.7 million and a decrease in net unrealized losses of $14.9 million (including a $5.6 million decrease related to losses realized from the sale of securities available for sale described above) during the fiscal year ended June 30, 2024.

Deposits of $1.55 billion at June 30, 2024 increased $8.4 million, or 0.5%, from $1.54 billion at June 30, 2023. By deposit category, demand accounts increased by $19.2 million, money market accounts increased by $50.7 million, and certificate of deposits increased by $50.0 million, offset in part by a decrease in non-interest-bearing demand accounts of $80.8 million, and a decrease in savings accounts of $30.7 million. The increase in certificates of deposit was primarily related to a migration of funds from non-interest-bearing demand, savings, and other lower rate interest-bearing accounts. The increase in demand accounts and money market accounts was primarily related to growth in municipal and commercial deposits and a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The decrease in non-interest-bearing demand and savings accounts was primarily related to migration of funds to higher interest-bearing accounts.

Shareholders’ equity of $296.5 million at June 30, 2024 increased $29.8 million, or 11.2%, from $266.7 million at June 30, 2023 primarily as a result of net income of $15.3 million, a decrease in accumulated other comprehensive loss of $14.5 million, and the net increase of $507,000 related to the day-one CECL adjustment, partially offset by the repurchase of common stock of $1.1 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.65% at June 30, 2024.

Stock Repurchase

On May 21, 2024, Pioneer announced that it had adopted a stock repurchase program for up to approximately 5% of its outstanding common stock, or 1,298,883 shares of its common stock. This is Pioneer’s first stock repurchase program since completing its mutual holding company reorganization and related stock offering. Pioneer purchased 106,386 shares of its common stock in the fourth quarter of the fiscal year ended June 30, 2024 at an average price of $9.97 per share under this stock repurchase program. As of June 30, 2024, there were 1,192,497 shares available for repurchase under this program.

About Pioneer

Pioneer is a bank holding company whose wholly owned subsidiary is Pioneer Bank, National Association. Pioneer provides diversified financial services through Pioneer Bank, National Association and its subsidiaries, with 23 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank, National Association is a national bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Pioneer Insurance Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2023, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	June 30,	June 30,
	2024	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,895,404	$1,856,191
Cash and cash equivalents	165,190	150,478
Securities available for sale	257,409	431,667
Securities held to maturity	25,090	23,949
Equity securities	—	2,413
Net loans receivable	1,344,069	1,144,169
Bank-owned life insurance	16,009	16,322
Premises and equipment, net	40,105	41,617
Deposits	1,550,252	1,541,851
Shareholders' equity	296,528	266,700

	For the Three Months Ended		For the Year Ended
	June 30,		June 30,
	2024	2023	2024	2023

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$23,559	$19,084	$88,316	$71,033
Interest expense	6,360	2,869	21,803	5,492
Net interest income	17,199	16,215	66,513	65,541
Provision for credit losses	750	280	2,700	—
Net interest income after provision for credit losses	16,449	15,935	63,813	65,541
Noninterest income	3,687	3,148	16,330	14,148
Noninterest expense	15,106	13,362	60,734	51,834
Income before taxes	5,030	5,721	19,409	27,855
Income tax expense	1,100	1,214	4,149	5,907
Net income	$3,930	$4,507	$15,260	$21,948

Earnings per share - basic	$0.16	$0.18	$0.61	$0.87
Earnings per share - diluted	0.16	0.18	0.61	0.87

Weighted average shares outstanding - basic	25,179,835	25,182,112	25,193,848	25,169,382
Weighted average shares outstanding - diluted	25,209,101	25,182,112	25,223,114	25,169,382

	For the Three Months Ended		At or For the Year Ended
	June 30,		June 30,
	2024	2023	2024	2023
Performance Ratios:
Return on average assets	0.82%	0.99%	0.80%	1.15%
Return on average equity	5.42%	6.90%	5.42%	8.73%
Interest rate spread (1)	3.13%	3.46%	3.01%	3.50%
Net interest margin (2)	3.93%	3.91%	3.78%	3.72%
Non-interest expenses to average assets	3.15%	2.93%	3.18%	2.71%
Efficiency ratio (3)	72.33%	69.01%	73.31%	65.05%
Average interest-earning assets to average interest-bearing liabilities	157.59%	167.55%	161.98%	170.32%

Capital Ratios (4):
Average equity to average assets			14.77%	13.16%
Total capital to risk weighted assets			19.66%	20.11%
Tier 1 capital to risk weighted assets			18.40%	18.85%
Common equity tier 1 capital to risk weighted assets			18.40%	18.85%
Tier 1 capital to average assets			11.65%	11.47%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.60%	1.94%
Allowance for credit losses as a percentage of non-performing loans			240.92%	126.41%
Net charge-offs to average outstanding loans during the period			0.04%	0.01%
Non-performing loans as a percentage of total loans			0.66%	1.53%
Non-performing loans as a percentage of total assets			0.48%	0.96%
Total non-performing assets as a percentage of total assets			0.49%	0.96%

Other:
Number of offices			23	22
Number of full-time equivalent employees			270	256

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.